Employment Agreement

The Employment Agreement (the "Agreement") made this 22nd day of
July, 1996, by and between Camden Property Trust, a Texas real estate investment trust, (the "Company") and Mr. D. Keith Oden
(the "Executive").

                        WITNESSETH:

WHEREAS the Company is engaged in the business of multifamily management and development and

WHEREAS the Executive is experienced and knowledgeable in the field; and

WHEREAS Mr. Oden shall work as President; and

WHEREAS this agreement shall supersede and replace all prior employment agreements between the Company and the Executive;

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1. Employment
The Company employs Mr. Oden as President (the "Officer") to perform the duties normally associated with that office under the control and at the direction of the Board of Directors (the "Board") and other such duties as may, from time to time, be assigned and are consistent with the position.

The term "Executive" shall refer to Mr. Oden.

2. Employment Term

   (a) Employment Term
The term of employment shall begin the 22nd day of July, 1996, (the "Commencement Date"). This agreement will expire three (3) years after the Commencement Date or after the expiration of any Renewal Period (the "Expiration Date"). The term of employment shall annually be extended by one (1) year (the "Renewal Period") unless written notification is given by either party to the other at least six (6) months prior to the Expiration Date. The Commencement Date through and including the Expiration Date is hereinafter referred to as the "Employment Term".

   (b) Termination
The Company agrees to employ the Executive for period beginning on the Commencement Date and continuing through the earliest of:

      (i) death of the Executive; or

      (ii) termination of the Executive by vote of a committee of the Board for "Disability", as defined below; or

      (iii) the discharge of the Executive by vote of the Board
"For Cause", as defined below, or any other termination For
Cause; or

      (iv) the discharge of the Executive by vote of the Board for any reason other than For Cause;

      (v) retirement of the Executive under the terms of the Company's retirement plan as instituted and amended from time to time by the Board;

      (vi) resignation of the Executive "For Good Reason", as defined below;

      (vii) termination of the Agreement due to "Change of Control", as defined below; or

      (viii) the end of the Employment Term.

   (c) Disability
The term Disability refers to the physical or metal incapacity of the Executive that has prevented the execution of the Duties of the office, as outlined below, for three (3) consecutive months or for a period of more than 180 business days in the aggregate in any 18 month period and that, in the determination of the Board after consultation with a medical doctor licensed to practice in the State of Texas appointed by the Board and the Executive, may be expected to prevent the Executive for any period of time thereafter from devoting substantial time and energies to the Duties of the office, as outlined below. The Executive agrees to submit to reasonable requests for medical examinations to determine whether a Disability exists.

During the period of incapacitation, as provided above, the salary otherwise payable to the Executive may, at the absolute discretion of the Board, be reduced by the amount of any disability benefits or payment received by the Executive, excluding health insurance benefits or other reimbursement of medical expenses for the Executive.

   (d) For Cause
The term For Cause shall mean any one or more of the following:

      (i) material or repeated violation by the Executive of the terms of this Agreement or the material or repeated failure to perform the Duties of the Office to include material substandard performance of the Executive in the achievement of written goals and objectives set by the Board for two (2) consecutive years, other than any such failure resulting from the Executive's Disability;

      (ii) excessive absenteeism not related to illness; or

      (iii) the Executive's conviction of or plea of nolo contendere to a felony or conviction of any other crime which incarcerates the Executive for a period of one (1) year or longer; or

      (iv) the Executive's commission of fraud, embezzlement, theft, or other crimes, in any case, whether or not involving the Company, that, in the reasonable opinion of the Board, render the Executive's continued employment harmful to the Company; or

      (v) the voluntary resignation of the Executive without the prior consent of the Board.

   e) Resignation For Good Reason
The Executive may resign from the Company, if at any time during the Employment Term, there is the continued and material failure of the Company to comply with the covenants and obligations under this Agreement, but only when:

      (i) the Executive notifies the Company detailing the manner in which the Executive believes the Company has failed to meet its obligations under this Agreement; and

      (ii) such material failure continues for at least thirty-two (32) days following the receipt of the notification by the Company.

The Executive's resignation For Good Reason shall be effective the last day of the month following the waiting period, defined above.

   (f) Change of Control
A change of control shall be determined to have occurred when two
(2) events occur. The first of which is the occurrence of one of the following events:

      (i) at any time during any twelve (12) month period, the Company directors in office at the beginning of such period cease to constitute a majority of the Company's Board of Directors, disregarding any vacancies occurring during such period by reasons of death or disability but deeming any individual whose election, or nomination for election, to fill such vacancy to have been in office at the beginning of such one (1) year prior; and, a tender offer or exchange is made and consummated for ownership of securities of the Company representing twenty-five (25%) percent or more of the combined voting power of the then outstanding voting securities;

      (ii) a merger or consolidation occurs to which the Company is party, whether or not the Company is the surviving entity; or

      (iii) the sale of at least fifty (50%) percent of the Company's assets.

In addition to the occurrence of one (1) of the preceding events, one (1) of the following events must occur to trigger a change of control:

      (i) the Executive is required, without the Executive's consent, to relocate to a different metropolitan area; or

      (ii) the Executive is assigned to a lower organizational level than the level stated in this Agreement, or substantially diminishes the Executive's assignment, duties, responsibilities, or operating authority from those specified in Section 3, Duties; or

      (iii) the Executive is terminated.

3. Duties
The Executive will devote substantially all of his time, skill, energy, knowledge, and best efforts during the Employment Term to such duties, and will, faithfully and diligently endeavor to the best of his ability, further the best interests of the Company. HOWEVER, the Executive may:

      (i) continue to serve as general partner in, or as an officer, director, or shareholder of a corporation that is a general partner in , the limited partnerships listed in Schedule
A; and

      (ii) continue to serve as a director or shareholder, directly or indirectly, in the corporations listed in Schedule A;
and

      (iii) serve in the future as an officer, director, shareholder, or limited partner in any business venture which is not prohibited by Section 9(c).

At no time shall the Executive be requested to perform duties that are not commensurate with the duties of a senior executive of the Company.

4. Location of Employment
The Executive shall be located in or about Houston, Texas. The
Executive shall travel to such geographical locations as may be appropriate from time to time to carry out the duties of the office as outlined in Section 3, Duties.

5. Compensation
For all services rendered by the Executive to the Company, the Company shall pay:

   (a) Base Salary
For services rendered, the Company shall pay the Executive an annual salary of $241,056.00, payable in arrears monthly or semi-monthly as the Board may elect from time to time during the Employment Term. The Board shall conduct an annual review of the Executive's base salary. The Executive shall be entitled to receive increases in the Base Salary, if any, that may be determined by the Board at its sole discretion. Any increases to the Executive's Base Salary shall be effective January 1 for each year of the Employment Term.

In no event shall the Executive's base salary be reduced, except as provided for under Section 2(c), Disability.

   (b) Sign-on Bonus
The Board shall grant the Executive, on the Execution Date of this Agreement, 12,500 shares of restricted stock of the Company.
Such shares granted shall vest over the initial term of this Agreement on a pro rata basis on each anniversary date.

   (c) Omitted

   (d) Annual Incentive Compensation
In further consideration of the Executive's service, the Executive shall be eligible to receive an annual incentive compensation as determined by the Board.

   (e) Long-term Incentive Compensation
In further consideration of the Executive's service, the Executive shall be eligible to receive a long-term incentive compensation as determined by the Board.

   (f) Taxes
All compensation paid to the Executive shall be subject to applicable employment and withholding taxes.

The Executive shall be responsible for any taxes resulting from a determination that any portion of any benefits supplied to the Executive may be reimbursing personal as well as business expenses.

6. Employee Benefits

   (a) Benefits
The Executive shall receive group health/dental insurance, life insurance, disability insurance, and other similar benefits available to the Company's employees. Benefits may be changed, modified, or revoked at the sole discretion of the company.

The Executive shall not be deemed to have a vested interest in any of the Company plans or programs.

The Executive shall receive benefits not generally provided to Company employees from time to time at the sole discretion of the Board.

   (b) Vacation
The Executive is entitled to receive twenty (20) business days paid vacation annually for each year of the Employment Term. Such vacation shall be taken at such times that are consistent with the reasonable business needs of the Company. All vacation shall be subject to the policies and procedures of the Company.

   (c) Fringe Benefits
The Executive shall receive fringe benefits as such benefits may exist from time to time at the sole discretion of the Board.

7. Business Expenses
The Executive is authorized to incur reasonable, ordinary and necessary business expenses in the performance of the duties outlined above during the Employment Term in accordance with policies established by the Board. The Executive shall account to the Company for all such expenses. The Company shall reimburse the Executive or pay the expenses in accordance with the policies established by the Board.

8. Termination
In the event of termination, the Executive's rights and the Company's obligations shall terminate except as herein provided.

In all events, the Company shall be obligated to pay all salary and benefits accrued to the Executive through and including the date of termination. Additionally, the Executive shall be entitled to receive the minimum bonus for the contract year during which the termination occurs, prorated through and including the date of termination.

   (a) Termination for reason other than For Cause
If the Employment Term is terminated for reasons other than For Cause, the Executive shall be entitled to receive a severance payment equal to 2.99 times the average annual compensation that was included in the gross income of the executive for the three
(3) most recent taxable years that ended before the date of termination.

Gross income includes, but is not limited to:

      (i) base salary;

      (ii) annual bonus amounts;

      (iii) deferred compensation amounts; and

      (iv) the value, as reasonably determined by the Board, in good faith, of stock options and restricted stock grants granted to the Executive and any other benefits received by the Executive from the Company.

However, gross income shall not include untaxed fringe benefits.

In addition, the Executive shall continue to receive health and welfare benefits, as received before the Executive's termination, until the earlier of (a) the Executive obtaining employment with another company or (b) the end of the Employment Term, as if the Executive had not so terminated.

In the event of any termination not for cause, provided that the terms and provisions of such plan(s) and law(s) permit, all deferred or unvested portion of any award made to the Executive in respect to any retirement, pension, profit sharing, long-term incentive, or other similar such plan(s) shall automatically become fully vested in the Executive and shall be in effect and redeemable by or payable to the Executive, or the Executive's designated beneficiary or estate, at the time and on the same conditions as would have applied had the Executive's employment not been so terminated.

Notwithstanding the preceding, if and to the extent the severance payment , either alone or in conjunction with other payments the Executive has the right to receive either directly or indirectly from the Company, would constitute an excess parachute payment (the "Excess Payment") under Section 280G of the Internal Revenue Code of 1986, as amended, the Executive agrees that such cash severance payment, attributed to the "2.99 times" gross income, as defined in Section 8(a), shall be reduced by the amount necessary to prevent any such payments to the Executive from constituting an Excess Payment as determined in good faith by the Company. If in the event of the elimination of the cash severance payment would not alleviate the Excess Payment, the Executive shall forfeit, as determined by the Board, an amount of unvested stock options to prevent any such payment to the Executive from constituting an Excess Payment as determined in good faith by the Company.

   (b) Termination for reason of Death
If the Employment Term is terminated by reason of Death, the Executive shall be entitled to receive a severance payment equal to 2.99 times the annual compensation, including targeted bonus, at the date on which death occurs.

   (c) Termination for reason of Disability
If the Employment Term is terminated by reason of Disability, the Executive shall be entitled to receive a severance payment equal to 2.99 times the annual compensation, including targeted bonus, at the date on which termination due to Disability occurs.

The Executive shall receive, so long as the Disability continues, to remain eligible for all benefits provided under any long-term disability program(s) of the Company in effect at the time of such termination, subject to the terms and conditions of any such program(s), as may be amended, changed, modified, or terminated for all employees of the Company.

   (d) Resignation for Good Reason
If the Executive resigns for Good Reason as defined in Section
2(e), the treatment for the severance payment to the Executive shall be the same as if the Executive was terminated for reasons other than For Cause as provided for in Section 8(a).

   (e) Termination due to Change of Control
If the Executive terminates due to Change of Control as defined in Section 2(f), the treatment for the severance payment to the Executive shall be the same as if the Executive was terminated for reasons other than For Cause as provided for in Section 8(a).

9. Confidentiality and Non-Competition
All information (the "Confidential Information") includes all confidential information of the Company and/or its subsidiaries, including information entrusted to the Company and/or any of its subsidiaries by third parties, not otherwise publicly disclosed or available, other than as a result of wrongful disclosure by the Executive, which, during the Employment Term:

      (i) is disclosed by any of them to the Executive; or

      (ii) the Executive had access to otherwise had reason to know; or

      (iii) was developed or discovered by the Executive.

Confidential Information includes, but is not limited to, whether or not legended or otherwise identified as "confidential":

      (i) property lists, prospective properties lists, and details of agreement with sellers; and

      (ii) acquisition, expansion, marketing, financial, and other business information and plans; and

      (iii) research and development and data related thereto;
and

      (iv) other compilations of data; and

      (v) computer programs and/or records; and

      (vi) sources of supply; and

      (vii) confidential information developed by consultants and contractors; and

      (viii) purchasing, operating, and other costs data; and

      (ix) employee information; and

      (x) manuals, memoranda, projections, minutes, plans, drawings, designs, formula books and specifications.

   (a) Restriction on Use and Disclosure
The Executive acknowledges that the Confidential Information is valuable and proprietary to the Company or to third parties which have entrusted the Company and/or its subsidiaries, and, except as required by the Executive's Duties, the Executive shall not use, publish, disseminate, or otherwise disclose any Confidential information without prior written consent of the Company.

   (b) Return of Documents
Upon termination of the Executive's employment, the Executive shall forthwith deliver to the Company all plans, designs, drawings, specifications, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information, including all copies, then in the Executive's possession or control, whether prepared by the Executive or others. Upon such termination the Executive shall retain no copies of any such documents.

   (c) Restriction on Competitive Employment
The term Business shall mean:

      (i) the business of the Company and its subsidiaries as described in the Company's Registration Statement on Form 10Q, as amended; and

      (ii) any other business in which the Company or any of its subsidiaries is engaged during the Executive's Employment Term.

The term Territories shall refer to those metropolitan areas in which the Company owns properties or otherwise is engaged in the Business, including any areas where the Company has specific plans to acquire or develop properties within the following six
(6) months following the date of termination, and all outlying areas located within a thirty (30) mile radius each such metropolitan area.

Except as noted in Section 3, Duties, during the Employment Term and the twelve months (12) months following the termination of this Agreement (the "Non-Competition Period"), absent the Company's prior written approval, the Executive shall not, as owner, part-owner, shareholder, partner, director, principal, agent, employee, consultant, or otherwise, within the Territories, directly or indirectly engage or participate in activities relating to, or render services to or invest in any firm or business engaged or about to become engaged in, the Business, provided that the Executive may:

      (i) engage in the activities as noted in Section 3, Duties;

      (ii) make passive investments in an enterprise engaged in the Business the shares of ownership of which are publicly traded if the Executive's investment constitutes less than 2% of the total equity of such enterprise.

   (d) Inducement / Enticement
During the Employment Term and the Non-Competition Period, the
Executive shall not, directly or indirectly:

      (i) induce, or attempt to induce, any employees or agents or consultants of or to the Company or any subsidiary of the Company to do anything from which the Executive is restricted by reason of Section 9(a) through 9(c), inclusive; or

      (ii) offer or aid others to offer employment to anyone who is an employee, agent or consultant of or to the Company or an subsidiary of the Company at the time of termination of the Executive.

   (e) Reduction of Non-Competition Period
If this Agreement shall be terminated by the Company pursuant to
Section 2(b)(iv), Termination for reason other than For Cause, the provisions of Sections 9(c) and 9(d) shall terminate on the first business day following the termination of the Executive.

Unless other wise provided, the provisions of Sections 9(a) through 9(d), inclusive, shall survive the termination of this Agreement for the duration of the Non-Competition Period.

10. Remedies for the Company
The Executive acknowledges that remedy at law for any breach or attempted breach of the Executive's obligations under Section 9, Confidentiality and Non-Competition, may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company.

The termination of the Employment Term pursuant to Section
2(a)(iii), Discharge For Cause, shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and, notwithstanding such a termination, the Executive shall be liable for all damages attributable to such a breach.

11. Remedies for the Executive
In the event the Executive is terminated For Cause and it is ultimately determined the Company lacked "cause", the:

      (i) Executive's termination shall be treated as a Termination for reason other than For Cause, as it pertains to
Section 8(a); and

      (ii) Executive shall reserve the right to seek remedy for breach of the Agreement by the Company including, but not limited to, any other such damages as may be suffered and/or incurred by the Executive, the Executive's costs incurred during the dispute, and reasonable attorney's fees in connection with such dispute; and

      (iii) Executive shall receive all payments as defined under
Section 8(a), Termination for reason other than For Cause, with interest of 8% annually on all payments considered past due from the date at which such payment would have been made.

12. No Waiver
No Waiver or non-action by either party with respect to any breach by the other party of any provision of this Agreement, nor the waiver or non-action with respect to the provisions of similar agreement with other employees or the breach thereof, shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

13. Invalid Provisions
Should any portion of this Agreement be adjusted or held invalid, unenforceable or void, such holding shall not have the effect to invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable, or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

14. Successor and Assigns
Neither the Executive nor the Company may assign its rights, duties, or obligations hereunder without consent of the other.

15. Survival of the Executive's Obligations
The Executive's obligations under Sections 9 and 10 shall survive regardless of whether or not the Executive's employment is terminated, voluntarily or involuntarily, by the employer or the Executive, with or without cause.

16. Survival of the Companies Obligations
The Company's obligations under Sections 8 and 11 shall survive regardless of whether or not the Executive's employment is terminated, voluntarily or involuntarily, by the employer or the Executive, with or without cause.

17. Prior Agreements
This Agreement incorporates the entire agreement between both parties with respect to the subject matter hereof and supersedes all prior agreements, documents, or other instruments with respect to the matters covered herein.

18. Governing Law
This Agreement shall be governed by, and interpreted in accordance with the provisions of, the law of the State of Texas, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the non-exclusive personal jurisdiction of the Federal and State courts sitting in Texas.

19. No Oral Modifications
This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or of any of the provisions herein contained shall be binding unless made in writing and signed by both parties, and, in the case of the Company, by a person designated by the Board.

Without limiting the foregoing, any change or changes, from time to time, in the Executive's salary or duties or both shall not be, nor be deemed to be, a change, termination, or waiver of this Agreement or of any of the provisions herein contained.

20. Notices
All notices and other communications required or permitted hereunder shall be made in writing, and shall be deemed properly given if delivered personally, mailed by certified mail, postage prepaid and return receipt requested, sent by facsimile, or sent by Express Mail or Federal Express or other nationally recognized express delivery service, as follows:

If to the Company or the Board:

Camden Property Trust
3200 Southwest Freeway, Suite 1500
Houston, TX 77027
Attention: Board of Directors

If to the Executive:

D. Keith Oden
3200 Southwest Freeway, Suite 1500
Houston, TX 77027

Notice given by hand, Express Mail, Federal Express, or other such express delivery service shall be effective upon actual receipt. Notice given by facsimile transmission shall be effective upon actual receipt of received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices sent by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

Any party may change any address to which notice shall be given to it by giving notice as provided above of such change in address.

21. Executive's Representation and Warranties
The Executive represents and warrants that he/she is legally free to make and perform this Agreement, that he/she has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and that the complete performance of his obligations hereunder will not violate any law, regulation, order, or decree of any governmental or jurisdictional body or contract by which he/she is bound.


EXECUTED as of the date first written above.


Camden Property Trust

/s/ Richard J. Campo

title: Chairman & CEO



Executive

/s/ D. Keith Oden